Exhibit 99.1

INVESTOR CONTACT	MEDIA CONTACT

Scott Wylie	Anna Del Rosario
Vice President – Investor Relations	Director – Corporate Communications
Altera Corporation	Altera Corporation
(408) 544-6996	(408) 544-7496
swylie@altera.com	anna.delrosario@altera.com

ALTERA UPDATES FOURTH QUARTER GUIDANCE

San Jose, Calif., December 5, 2006 — Altera Corporation (NASDAQ: ALTR) today announced its mid-quarter update for the fourth quarter of 2006.

The company now expects that fourth quarter sales will be 5 to 7 percent lower than the third quarter of 2006. Previous guidance had been for a 2 to 5 percent decline.

Quarter-to-date sales of Altera’s new products continue to improve, although the company’s mainstream and mature product sales have declined. As anticipated, customers are reducing FPGA inventory leading to slower FPGA sales quarter-to-date, and sales to the wireless infrastructure market remain weak.

Altera continues to expect that sequential sales growth will resume in the first quarter of 2007.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “expects”, “anticipates”, or other words that imply or predict a future state. Forward-looking statements include fourth quarter sales guidance and first quarter growth expectations. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, customer business environment, market acceptance of the company’s products, the rate of growth of the company’s new products including the Stratix® II, Stratix II GX, Cyclone® II, MAX® II and HardCopy® device families, changes in the mix of our business between prototyping and production-based demand, as well as changes in economic conditions and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera’s programmable solutions enable system and semiconductor companies to rapidly and cost-effectively innovate, differentiate and win in their markets. Find out more at www.altera.com.

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Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries.